Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

NextPlat Corp. (“we,” “us,” or “our company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.0001 per share (our “Common Stock”), and our publicly-traded Warrants (our “Warrants”).

Authorized NextPlat Capital Stock

We are authorized to issue 50,000,000 shares of Common Stock. We are also authorized to issue 3,333,333 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

Overview

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the complete text of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Rights and Preferences

The rights, preferences and privileges of holders of our Common Stock, including those described below, are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Voting Rights

The holders of our Common Stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting.

Dividends

The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

Liquidation Rights

Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution.

Fully Paid and Nonassessable

All outstanding shares of Common Stock are fully paid and non-assessable.

Listing

Our Common Stock is traded on the NASDAQ Capital Market under the symbol, “NXPL.”

WARRANTS

Overview

The following description of our publicly traded Warrants is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by, the provisions of the Warrant Agency Agreement between us Equity Stock Transfer LLC (the “Warrant Agent”), and the form of Warrant, both of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to carefully review the terms and provisions set forth in the Warrant Agency Agreement, including the annexes thereto, and form of Warrant. The Warrants entitle the registered holder thereof to purchase one share of our Common Stock at a price equal to $5.00 per share, subject to adjustment as discussed below, immediately following the issuance of such Warrant and terminating at 5:00 p.m., New York City time, on June 2, 2026 (five years after their original issuance).

Exercisability

The Warrants are exercisable at any time after their original issuance and at any time up to June 2, 2026 (five years after their original issuance). The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated. Under the terms of the Warrant Agency Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the Common Stock issuable upon exercise of the Warrants, the holders of the Warrants have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Exercise Price

The exercise price per whole share of our Common Stock purchasable upon the exercise of the Warrants is $5.00 per share of Common Stock. The Warrants are immediately exercisable and may be exercised at any time up to the date that is five years after their original issuance (June 2, 2026). The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

If, at any time after the issuance of the Warrants, a holder of the Warrants exercises the Warrants and a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of Common Stock underlying the Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder will instead receive upon such exercise (either in whole or in part) only the net number of shares of Common Stock determined according to a formula set forth in the Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Warrants to the holders.

Fractional Shares

No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Exchange Listing

The Warrants are traded on the NASDAQ Capital Market under the symbol, “NXPLW.”

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.